EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-35539, No. 333-83842, and No. 333-126981) of Checkpoint Systems, Inc. of our report dated February 26, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
Philadelphia, Pennsylvania
February 26, 2009